Filed Pursuant to Rule 424(b)(7)
Registration No. 333-147715
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum
Class of		Aggregate	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Unit(1)	Price	Registration Fee(2)
Common Stock, $0.001 par value	65,376 shares	$9.95	$650,491.20	$25.56

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices as reported on the Nasdaq Global Select Market on November 5, 2008.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-147715) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-147715
PROSPECTUS SUPPLEMENT No. 3
(To Prospectus dated November 29, 2007)
Dated November 6, 2008
10,630,648 Shares
Common Stock

     This Prospectus Supplement No. 3 supplements the Prospectus dated November 29, 2007 (as previously supplemented by the Prospectus Supplement dated October 3, 2008 and the Prospectus Supplement dated October 20, 2008) (the “Prospectus”) relating to the resale from time to time by certain selling stockholders of up to 10,630,648 shares of common stock, $0.001 par value per share (the “Common Stock”), of Nuance Communications, Inc. (“Nuance” or “we”), which Prospectus was filed as part of our Registration Statement on Form S-3 No. 333-147715. Nuance will not receive any proceeds from the sale or transfer of Common Stock by the selling stockholders.
     This Prospectus Supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.
     Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-11 of our Prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS SUPPLEMENT SUMMARY
     This Prospectus Supplement amends the information contained under the heading “The Offering” on page S-10 of the Prospectus (as previously supplemented), by increasing the number of Common Stock being offered by the selling stockholders from 10,565,272 to 10,630,648.
SELLING STOCKHOLDERS
     The table below supplements or amends the information appearing under the heading “Selling Stockholders” beginning on page S-21 of the Prospectus (as previously supplemented), including the information contained in the table on page S-21, by adding the information below with respect to selling stockholders not previously listed in the Prospectus or in any amendments or supplements thereto. Up to 10,630,648 shares of Common Stock are being offered by this Prospectus, all of which are being offered for resale for the account of the selling stockholders. The following table contains information as of October 31, 2008, with respect to the selling stockholders listed below and the principal amount of Common Stock beneficially owned by such selling stockholders that may be offered using this Prospectus. The information is based on information provided to us by or on behalf of the selling stockholders, and we have not independently verified this information. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.
     Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. In addition, all of the selling stockholders beneficially own less than 1% of our Common Stock outstanding.

	Shares Beneficially
	Owned Prior to This	Shares Being	Shares Beneficially Owned
Name	Offering (1)	Offered (2)(3)	After This Offering
Allison Armstrong	3,197	3,197	—
Roberta Louise Atkinson	2,557	2,557	—
Timothy Atkinson (4)	2,961	2,599	362
Aixsa Choy	5,115	5,115	—
Jason Choy	21,257	21,257	—
Comerica Ventures Incorporated	9,108	9,108	—
Robert Koenig	799	799	—
Masae Lamsdale	974	974	—
Richard Lamsdale (5)	2,321	2,060	261
Kristian Law	839	839	—
Melissa Margaret Law	799	799	—
Craig Marshall (6)	5,627	4,720	907

	Shares Beneficially
	Owned Prior to This	Shares Being	Shares Beneficially Owned
Name	Offering (1)	Offered (2)(3)	After This Offering
Richard Nicholls	4,720	4,720	—
Peter Rosenberg (7)	3,216	3,037	179
Shaun Scaling (8)	835	761	74
Spencer Welch	2,834	2,834	—
Total:	67,159	65,376	—

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Includes each holder’s respective interest in an aggregate of 1,106,657 shares of Common Stock held in escrow to satisfy certain indemnification obligations of the former stockholders of SNAPin Software, Inc.

(2)	The table assumes that the selling stockholders sell all of their shares being offered pursuant to this Prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this Prospectus.

(3)	Includes each holder’s respective interest in an aggregate of 1,106,657 shares of Common Stock held in escrow to satisfy certain indemnification obligations of the former stockholders of SNAPin Software, Inc.

(4)	Includes options to acquire 362 shares of our Common Stock that are exercisable within 60 days of October 31, 2008.

(5)	Includes options to acquire 261 shares of our Common Stock that are exercisable within 60 days of October 31, 2008.

(6)	Includes options to acquire 907 shares of our Common Stock that are exercisable within 60 days of October 31, 2008.

(7)	Includes options to acquire 179 shares of our Common Stock that are exercisable within 60 days of October 31, 2008.

(8)	Includes options to acquire 74 shares of our Common Stock that are exercisable within 60 days of October 31, 2008.